Exhibit 99.1

Solid Power Appoints Former Cooper-Standard Holdings SVP, Chief Transformation Officer
and General Counsel, Aleksandra Miziolek to Board of Directors

–	Miziolek strengthens Solid Power’s board by adding extensive experience in the automotive industry and expertise in strategic growth initiatives, executive leadership and corporate governance

LOUISVILLE, Colo., February 14, 2022 – Solid Power, Inc. ("Solid Power") (Nasdaq: SLDP), an industry-leading developer of all-solid-state battery cells for electric vehicles, today announced its board of directors appointed Aleksandra (Aleks) Miziolek to the board, effective February 10, 2022, bringing the total number of board members to nine.

Ms. Miziolek brings to the Solid Power board more than 35 years of legal and executive experience, primarily in the automotive and transportation industry. Until December 2019, Ms. Miziolek served as the Senior Vice President and Chief Transformation Officer of Cooper-Standard Holdings Inc. (NYSE: CPS), a leading global supplier of systems and components for the automotive industry. In this role, Ms. Miziolek led crucial transformation initiatives aimed at increasing profitability and was actively involved in the development of the company’s growth strategy for its nonautomotive material science businesses. Ms. Miziolek also served as Cooper-Standard Holdings’ Senior Vice President, General Counsel, and Chief Compliance Officer. Prior to her tenure with Cooper-Standard Holdings, Ms. Miziolek spent 31 years at the law firm of Dykema Gossett, where she held several key leadership positions, including Director of the Automotive Industry Group. Ms. Miziolek currently serves on the board of directors of Tenneco Inc. (NYSE: TEN), a Fortune 500 global industrial supplier for automotive original equipment manufacturers.

“Aleks’ extensive background advising clients in the automotive industry and her service as an executive officer of a publicly traded automotive components company makes her a valuable addition to our board,” said David Jansen, Chairperson and President of Solid Power. “We are excited to welcome Aleks to the Solid Power board.”

Ms. Miziolek will serve as an independent director and member of the board’s compensation committee and nominating and corporate governance committee.

About Solid Power

Solid Power is an industry-leading developer of all-solid-state rechargeable battery cells for electric vehicles and mobile power markets. Solid Power replaces the flammable liquid electrolyte in a conventional lithium-ion battery with a proprietary sulfide-based solid electrolyte. As a result, Solid Power's all-solid-state battery cells are expected to be safer and more stable across a broad temperature range, provide an increase in energy density compared to the best available rechargeable battery cells, enable less expensive, more energy-dense battery pack designs and be compatible with traditional lithium-ion manufacturing processes. For more information, visit http://www.solidpowerbattery.com/.

Solid Power Contact Information

For Investors:
Kevin Paprzycki
Chief Financial Officer
1 (800) 799-7380
investors@solidpowerbattery.com

For Media:
Will McKenna
Marketing Communications Director
(720) 598-2877
press@solidpowerbattery.com

Website: www.solidpowerbattery.com
Twitter: https://twitter.com/SolidPowerInc
LinkedIn: https://www.linkedin.com/company/solid-power